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Exhibit 21

ASHFORD NEVADA HOLDING CORP.
SUBSIDIARIES

Subsidiary	Jurisdiction of Organization
Ashford Merger Sub Inc.	Maryland

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  Exhibit 21
ASHFORD NEVADA HOLDING CORP. SUBSIDIARIES